Exhibit 10.10

ASSIGNMENT AGREEMENT

This assignment agreement (this “Assignment Agreement”) is entered into as of June 30, 2023, by and between Dollinger Innovations Inc., a corporation incorporated under the Business Corporations Act Canda (“Dollinger Innovations”), Dollinger Holdings LLC, a Florida Limited Liability Company (“Dollinger Holdings,” and together with Dollinger Innovations, the “Assignors”) and LQR House Inc., a Nevada corporation (the “Assignee”).

WHEREAS, the Assignors wish to transfer and assign to the Assignee all of the Assignors’ rights, titles, and interests in and to, and obligations under, the Packaging of Origin and Co-Responsibility Agreement (the “Packaging Agreement”), dated July 6, 2020, by and between Leticia Hermosillo Ravelero (“Producer”) and Dollinger Innovations, Dollinger Holdings, and Sean Dollinger, as the legal representative of Dollinger Innovations and Dollinger Holdings and the Assignee wishes to be the assignee and transferee of such rights, interests and obligations.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Assignment and Assumption. The Assignors hereby transfer and assign to the Assignee, and the Assignee hereby acquires from the Assignor all of the Assignor’s rights, titles, and interests in and to the Packaging Agreement, of whatever kind or nature, and the Assignee hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of the Assignor under the Packaging Agreement, of whatever kind or nature.

2. Assumption of Obligations. The Assignee hereby assumes from and after the date of this Assignment Agreement any and all of the obligations and liabilities of the Assignor under the Packaging Agreement in accordance with the terms of the Packaging Agreement and agrees to observe, pay, discharge and perform such covenants and obligations of the Assignor under the Packaging Agreement in accordance with the terms of the Packaging Agreement as if it were a party to the Packaging Agreement, and the Assignee shall indemnify the Assignor and save it harmless from and against such obligations, claims, demands and all liabilities of the Assignor under the Packaging Agreement, provided that the Assignee shall only assume and be liable for such obligations and liabilities which arise and relate to the period from and after the date hereof and the Assignor shall continue to be solely responsible for and shall indemnify the Assignee and save it harmless from and against all such obligations and liabilities relating to the period prior to the date hereof regardless of when such obligations and liabilities arise.

3. Further Assurances. In connection with this Assignment Agreement and all transactions contemplated by this Assignment Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Assignment Agreement and all such transactions.

4. Effectiveness. This Assignment Agreement shall be effective as of the date set first set forth above.

5. Governing Law; Binding Effect. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

6. Counterparts. This Assignment Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Assignment Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in PDF or .tiff format) shall be deemed effective as manual delivery.

IN WITNESS WHEREOF, the Assignee and Assignor have executed this Assignment Agreement as of the date first set forth above.

ASSIGNEE:

LQR House Inc.

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	Chief Executive Officer

ASSIGNOR:

Dollinger Innovations Inc., Dollinger Holdings LLC, and Sean Dollinger

By:	/s/ Sean Dollinger
Name:	Sean Dolinger
Title:	Director
PRODUCER:

Leticia Hermosillo Ravelero

By:	/s/ Leticia Hermosillo Ravelero
Name:	Leticia Hermosillo Ravelero